Exhibit 99.1

JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

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FINAL TRANSCRIPT

NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

EVENT DATE/TIME: JULY 18, 2018 / 12:00PM GMT

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

CORPORATE PARTICIPANTS

Donald R. Riley NCI Building Systems, Inc. - President, CEO & Director

Gary E. Robinette Ply Gem Prime Holdings, Inc. - Former President, CEO and Director

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

K. Darcey Matthews NCI Building Systems, Inc. - VP of IR

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

CONFERENCE CALL PARTICIPANTS

Brent Edward Thielman D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Lee M. Jagoda CJS Securities, Inc. - Senior MD & Analyst

Marshall Harrison Mentz Barclays Bank PLC, Research Division - Research Analyst

Marshall Harrison Mentz Barclays Bank PLC, Research Division - Research Analyst

Matthew Schon McCall Seaport Global Securities LLC, Research Division - MD and Furnishings & Senior Analyst

Scott Evan Schrier Citigroup Inc, Research Division - Senior Associate

Trey Grooms Stephens Inc., Research Division - MD

PRESENTATION

Operator

Greetings, and welcome to the NCI Building Systems and Ply Gem Industries Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Darcey Matthews, Vice President of Investor Relations for NCI Building Systems. Thank you. You may begin.

K. Darcey Matthews NCI Building Systems, Inc. - VP of IR

Good morning, everyone. Thank you for joining us on the call. We are looking forward to discussing with you the strategic merits and value creation potential of the NCI Building Systems merger with Ply Gem Parent, LLC. In support of our call today, there is a slide presentation detailing this transaction, which is available on the Investor Relations page of our website at www.ncibuildingsystems.com.

Please be reminded that information included in today's call may include forward-looking statements that are subject to risks and uncertainties. The company's actual results may differ materially from the anticipated performance or results expressed or implied by these forward-looking statements. There are risks — these risks are described in detail in the company's SEC filings, the press release and the disclaimer in today's presentation.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

With that, let me introduce our speakers today. With me are: Jim Metcalf, who will remain as Chairman of NCI until close, when he will become Chairman and CEO of the new company; Gary Robinette, who will remain as Chairman and CEO of Ply Gem until close and then will become Chairman Emeritus and Special Advisor to the management team and board of the new company; Don Riley, current CEO of NCI, who will lead NCI's operations in the combined company and also head Supply Chain and IT; and Shawn Poe, Chief Financial Officer of Ply Gem, who will serve as Chief Financial Officer for the combined organization.

And now, I'd like to turn the call over to Jim.

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Thank you, Darcy. I appreciate everyone joining us on the call this morning. Today is a very big day for all of us. We're very excited to share with you the combination of these 2 companies and the significant value creation we see by bringing NCI and Ply Gem together. This is truly a transformational transaction, creating the leading North American exterior building products company. There are 4 key areas to this deal, which I'd like to highlight, and you can see following on Slide 5.

First and foremost, this is about better serving our customers with a broad portfolio, one-stop solution for exterior construction. Our combined platform and national footprint provide an expansive network and complete access across residential, commercial and repair and remodel customer channels.

Second, we are creating an organization designed for growth. Shawn's going to walk through the numbers and our expectations for the combined company in more detail, but I'd like to summarize a few things. The enhanced, more balanced growth trajectory and strengthened financial profile we are creating are the main drivers of this transaction. Our flexible balance sheet will enable us to pursue numerous paths to realizing the new company's full potential through organic growth opportunities, capital investments and M&A, but also while keeping our debt levels manageable. Importantly, the transaction is expected to be immediately accretive to adjusted cash earnings per share and free cash flow.

Third, these companies are a great cultural fit. We share complementary strengths and focus on our approach to advanced manufacturing, product innovation, operational efficiencies and our collective experience in successfully integrating new products and adding adjacencies.

And finally, I want to highlight the exceptional leadership we have across both organizations, which has shown the ability to realize value from these types of integrations as well as the support of Clayton, Dubilier & Rice, whose funds will be invested in the combined company.

This is an overview of the transaction on the next slide, and we'll dig into the numbers in a moment. But as you can see, the projected increases in revenue, cost savings and margin improvement are really significant. We expect this combination to be accretive to both earnings and cash flow right out of the gate and the transaction is structured to give us maximum flexibility for future growth.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

Now I understand there might be some people on the line, investors to both NCI that are new to Ply Gem and vice versa. So what I'd like to do is turn it over to Don and Gary, and they're going to give us a quick overview of the respective companies. Don?

Donald R. Riley NCI Building Systems, Inc. - President, CEO & Director

Thanks, Jim. Yes, I would absolutely echo Jim's comments about how much this combination makes sense. NCI's strength lies in its premier position as one of North America's largest integrated manufacturers of metal products for the commercial building industry. We sell metal wall and roof systems, roll-up doors, trim, accessories and engineered building systems as well as one of commercial construction industry's fastest-growing products, insulated metal panels. We have experienced steady growth on our own, and NCI is expected to generate approximately $200 million in adjusted EBITDA in 2018. We continue to be on track for our core initiatives, advanced manufacturing, continuous improvement and adjacency and believe these capabilities bring great value to the combined company.

Since our footprint is almost entirely in the commercial market, the opportunity for growth through cross-selling and adjacencies to Ply Gem's customers and vice versa is a major advantage. Finally, both our companies are strong in new construction and Ply Gem excels at repair and remodel, adding to our combined end market diversification and providing further opportunity for growth. I'm proud of the NCI team for all of its hard work and success. And I am encouraged by the bright outlook ahead as we work to realize the many benefits we see by joining with Ply Gem.

Gary will now take you through some of the key Ply Gem highlights.

Gary E. Robinette Ply Gem Prime Holdings, Inc. - Former President, CEO and Director

Thanks, Don. I have certainly enjoyed getting to know the NCI team as we have been working through this opportunity. We have all been in this business for a long time, but while NCI is most — almost solely commercial, we, as you can see here, are exclusively focused on exterior building products for single and multi-family residential homes in the new construction as well as the repair and remodel market.

Recently, we have been expanding and adding adjacencies to our core siding, roofing and stone product lines and expanding our current window and door platform to become the second largest manufacturer of window and doors in North America. The scalable platform and the combination of best-in-class capabilities we've created here is going to be a powerful engine for growth. Both of our companies' track records in M&A and previous successes in adding to our product portfolio bode well for the future of the combined company. This is truly a win-win for our shareholders, our customers and our associates.

Now I will turn it back to Jim.

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Thank you, Don and Gary. Your leadership and continued contributions, as we move into integration and working together to realize the combined company's full potential, are greatly appreciated.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

So what I'd like to do is advance us to the next slide on key investment highlights. But I would like to make a comment. As Darcy said, Don will be continuing to lead NCI as CEO, after which he'll continue to lead the NCI division and be the Head of the Supply Chain and Technologies within the combined entity. Likewise, Gary will continue to lead Ply Gem as Chairman and CEO until close. After close, Gary is going to stay on as Chairman Emeritus and Special Advisor to myself and our board and most importantly, serve as an ambassador to our customers and the industry.

Now on Slide 8, I'd like to hit some of the key core investments of this transformational combination. We are creating the leading exterior building products company in North America.

As you can see on the side, the benefits of increased scales are many. The ability to offer a one-stop solution for exterior products for our customers, cost efficiencies, improved product capabilities and enhanced opportunities to keep growing and attracting the best partners and talent in the industry. We are already the market leader in our respective customer segments. Our goal is to continue on that path towards excellence across the entire product portfolio, which has now significantly expanded.

As you look at Slide 10, you can see the comprehensive nature of our product portfolio and our #1 market position. For example, we have the opportunity to cross-sell products like NCI's steel roofing, siding and trim to residential customer — customers through Ply Gem channels. And we can take Ply Gem's storefront windows, for example, in stone, to commercial markets through NCI channels. And then the few areas in the exterior construction, the remodel of a building we don't have covered such as skylights and decking, that gives us a clear and targeted path for future adjacency growth.

Now continuing on Slide 11. Of course, it's not as simple as plugging in new products. We also have the experience and the expertise to integrate these 2 businesses and create value. Both organizations have tremendous track records of forging cultures together, improving and integrating manufacturing processes and realizing cost synergies. This is important today and in the near term as we execute on targets we believe that are achievable through this transformational combination. However, I can't overestimate that this is also about future growth and the long-term growth opportunities we see before us. Our combined ability to integrate companies, our strong cash flow and flexible balance sheet set us up well to take advantage of continued industry consolidation and new product adjacencies.

On the next Slide 12, we've identified significant financial benefits in this combination, particularly in the terms of savings we expect to achieve from the 2 companies' ongoing initiatives and from the transaction itself. We're projecting over $150 million in cost synergies at the end of year 3. This figure includes significant cost reduction and efficiency initiatives already underway at both NCI and Ply Gem. And we expect to realize in the short-term with about 1/3 of these savings to be realized in the next 12 months. These combination synergies include manufacturing efficiencies, procurement and general administrative savings.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

The next slide is the best look at the combined company, which shows the benefits of the complementary strengths across our customer base and manufacturing capabilities. We're going to be able to leverage a vast builder, distributor, dealer and architectural network to cross-sell across end markets and serve all channels of the construction market. We're also going to be able to be a vertically integrated manufacturer that combines both best-in-class automation capabilities with product innovation and research and development.

Now let me discuss the diversification benefits and the reduced cyclicality of this combination on Slide 14. We think about the reduced volatility in 3 segments: products; end markets; and raw materials. Our product mix is basically doubling with little overlap across the exterior envelope and the broadened product offering is complimentary from both companies. We will also be taking advantage of different market cycles between residential, commercial and repair and remodel by balancing those end markets. And finally, we're decreasing our dependency on specific raw materials like steel and PVC. Our increased scale will lead to purchasing savings, especially for raw materials like paint and coatings.

If you turn to the next Slide 15. Looking at the overall market demand, we still see macro tailwinds in our business. We are at cycle lows for both residential and low-rise commercial starts and as it trend — and it trends towards historical averages. We continue to see strong demand in the R&R market, which is a key diversifier for both NCI and Ply Gem. We expect our added end market diversity to provide a more stable performance profile across all cycles. In residential, the return of the first-time home buyer in the United States has been delayed. So it's trending positively. We expect this will lead to continued demand in new single-family housing, which will bode well for our business. This trend will also carry over to the commercial segment as urban areas expand and new commercial projects are built to support that residential growth.

And again, these megatrends are also positive for repair and remodel activity where we continue to leverage our big-box home improvement retail network.

Now with that, I'd like to turn it over to Shawn, who's going to give you more detail on the financial outlook on Slide 16. Shawn?

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Thanks, Jim. Let me start by saying there is good momentum in our respective businesses, which we expect to continue and it's further enhanced by the benefit of this combination. On a pro forma basis, we expect the new company to generate between $660 million to $680 million in pro forma run rate adjusted EBITDA and approximately $4.5 billion in revenue in 2018. Importantly, this includes significant margin expansion. The new company will have projected 15% margins for '18, up from 11% at NCI and 13% at Ply Gem currently.

Now moving to Slide 17. In terms of financing, the combined company's pro forma capital structure will include Ply Gem's existing $1,755,000,000 senior secured term loan as well as Ply Gem's existing $645 million senior unsecured notes, each of which will be assumed by NCI following completion of the transaction. The combined company expects to also incur a $475 million incremental term loan in connection with the transaction, the proceeds of which will be used to retire NCI's existing term loan and pay transaction fees and incremental expenses.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

This is a covenant-lite structure with no near-term maturities. The combined company will retain Ply Gem's existing $475 million in aggregate cash flow and asset-based revolving credit facility and plan to increase our ABL facility by $215 million to provide additional working capital capacity as well as replace NCI's existing asset-based revolving facility.

When we take into account the demonstrated earnings power of the combined company, with its modest CapEx requirements, this business will generate significant and sustainable free cash flow, giving us ample liquidity to both invest in future growth and pay down debt.

I'll now turn the call back to over to Jim to conclude.

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Thanks, Shawn. I want to reiterate what a transformational combination we're talking about this morning, one that we believe has significant value creation for the combined business and by extension, our shareholders. We are creating a new growth platform with one-stop product portfolio for our customers. We are diversifying our product mix and raw materials while creating new growth opportunities through greater cross-selling and product adjacencies. And we're combining our strengths of lean manufacturing, product innovation, automation and process improvement that make this a great cultural fit.

We're very excited about the compelling investment opportunity we believe this transaction provides, and we're looking forward to discussing the many benefits with you, our shareholders and investors.

Now I'll open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Matt Bouley with Barclays.

Marshall Harrison Mentz Barclays Bank PLC, Research Division - Research Analyst

This is actually Marshall Mentz on for Matt. First, could you talk briefly about the deal timeline just given how recently the Ply Gem go-private transaction occurred and when did talks start? And maybe if you could just elaborate on that a bit more?

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Yes. This is Jim. Just to take a step back on the timeline, what we did at NCI is put together a pretty robust 3-year business plan that was discussed with the NCI board, both in November and then in February. And we looked at where were going both organically and inorganically. And as Shawn said, the business has been performing very well, but we really looked at the future of long-term growth. We looked at different scenarios, organic growth. Our IMP business is growing at a great rate, our components business, but we also looked at strategically how do we get deeper into building products. We had some outside consultants help us with our work. We went through the scenario with the NCI board about different opportunities, and we felt that looking at diversification of the end-use market. As you know, we're basically a 100% commercial, we thought diversification was very, very important. Getting the building products was extremely important to us and really staying in North America. So it was a process that really started at the beginning of the calendar year. We talked to the NCI board about different scenarios and the Ply Gem opportunity was one of the scenarios that we looked at.

Marshall Harrison Mentz Barclays Bank PLC, Research Division - Research Analyst

And then maybe just shifting to the Ply Gem business. Would you help us understand what's incorporated in the $340 million 2018 EBITDA estimate? And maybe if — just starting with the trailing EBITDA because I think maybe some don't have a sense for how large Atrium was?

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes, no that — Marshall, this is Shawn Poe. Good to hear your voice again. Yes, you're right. I mean, if you think about the legacy Ply Gem business, the component of that $340 million is really in rough terms, about $270 million associated — or so, associated with the legacy Ply Gem business and about $70 million associated with the Atrium business that was combined with us in April. And as you know, what's not included, but is included in the pro forma and the upside is the $30 million of synergies that we identified associated with bringing Atrium into Ply Gem, and I would tell you, Marshall, that that is well in hand and well underway. Does that answer your question?

Marshall Harrison Mentz Barclays Bank PLC, Research Division - Research Analyst

Yes. And I guess, maybe if you have the LTM of the combined Ply Gem, Atrium, so the 2018 estimate?

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes. It's going to be a little less than the $340 million because our back half is historically a little stronger, Marshall. And I would say that in addition to the Atrium synergies beginning to roll in, in really the back half of the year, you're also getting the lift, if you will, from Ply Gem's 2x20 initiative that we had talked about for really the last 1.5 years, much of that really begins to roll in, in the back half of 2018.

Operator

Our next question comes from the line of Trey Grooms with Stephens Inc.

Trey Grooms Stephens Inc., Research Division - MD

First off, I guess, is kind of going back to the synergies. You guys break out some detail on Page 12, which is helpful. But really wanted to try to make sure I'm understanding the — all of the details behind it in — as far as what is — what was kind of already in place stand-alone kind of cost initiatives already in place for NCS as well as Ply Gem? And Shawn, you noted $30 million as synergies with Atrium. Just trying to get my hands around all the moving pieces. Really, how much is kind of still to be realized from ongoing things and then, how much is going to be realized by the combination of Ply Gem and NCI?

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Yes, Trey, that's a great question. And just kind of, if you look at the headline, that $150 million in synergies is really a key number for us. There is already initiatives, the 2x20, it's in flight on the Ply Gem side. NCI has initiatives in flight, as we speak, on procurement and engineering and drafting. If you look at just the rough breakdown and then I'll have Shawn kind of lay it out, but about 2/3 of the $150 million is going to be realized by the end of 2019. You have about $70 million with Atrium and Ply Gem, $40 million to $50 million on NCI and then another $40-ish million on the combined breakdown.

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes, and Trey, of the $150 million, about 20% of that will occur in 2018, a lot of that is associated, as Jim said, with actions that are frankly already in place and really are just rolling through and that's tied to not just Ply Gem's 2x20 and the Atrium synergies, but also the profit improvement initiatives that NCI already had underway. So about $30 million is in 2018 and then you get a pretty big step up in 2019. Obviously, you begin to get some of the synergies that come about from the combination of NCI and Ply Gem in years 2 and 3.

Trey Grooms Stephens Inc., Research Division - MD

All right. That's super helpful. And the $40 million, Jim, that you noted, is the breakdown of that $40 million when you look at the different components, how does that breakdown relative to the graph that you gave us on the top of Page 12? Is it similar or I guess, the moving pieces behind the $40 million specifically?

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Yes, I would say, it's similar. As we've said, about 1/3 of the savings would be in 2018 and 2/3 of it is going to be in 2019.

Trey Grooms Stephens Inc., Research Division - MD

Yes. I was meaning more like the — where the savings are coming from in that [$40 million] specifically, not necessarily the timing, just the...

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Yes, yes. Procurements is — about 1/3 of that we have engineering and drafting and then we have some back-office initiatives in some of our businesses like buildings.

Trey Grooms Stephens Inc., Research Division - MD

Okay. That's all super helpful. And then my second question on — was on the free cash flow. It sounds like this is going to be generating pretty decent free cash. You talked about capital investments, you talked about M&A, debt pay down. Can you kind of give us — kind of prioritize the use of cash as we look over the next couple of years, given where we sit at least — and you guys, from what you see, where we sit in the cycle today and the opportunities ahead, how you guys prioritize free cash flow today?

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes. Well, let me start by saying, Trey, you're right that both businesses are performing well, and we will generate on a combined basis a significant amount of free cash flow. In terms of — our CapEx, the combined businesses share kind of a similar profile relatively modest in that respect. And really so, where will that free cash flow will be applied to? Obviously, we're cognizant of the leverage level in a public equity market, and we're looking to delever the business. With that said, if there are opportunistic acquisitions, and there's — I would tell you that it's a pretty robust pipeline in the market today. There seems to be a number of them out there. We, I think, on both the NCI and the Ply Gem side, are going to be strategic in the way we view them, and we would look for any acquisition to be either credit neutral or credit accretive in a pretty short order. But we are looking to obviously give our leverage level more in line. The positive is, the business will generate significant free cash flow, and we do have a very strong and flexible capital structure that's in place with this combination.

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

If I can build on that, Trey, as we keep saying, the 2 companies have a tremendous amount of momentum as we speak. These cost synergies we're talking about, these are not revenue synergies. These are black and white cost synergies that you can follow right into the P&L. So that's something very, very important. As Shawn said, this combination is about growth. It's about organic growth, which is really key. There is great initiatives on both the Ply Gem side and the NCI side on their organic growth. On the NCI side, our IMP business is growing tremendously, and we're quite proud of the contributions there. But also, there is a rich pipeline that Shawn talked about. We're comfortable with the value that we're going to create. It fits into our strategy. We have covenant-lite balance sheet. The cash flow, as Shawn said, is very, very strong, and we always have to keep an eye on the cycle. So that's something that we're going to keep an eye on the cycle. But this is really about organic growth and the pipeline of looking at potential M&As that fit into the strategy and creates value for our shareholders.

Operator

Our next question comes from the line of Lee Jagoda with CJS Securities.

Lee M. Jagoda CJS Securities, Inc. - Senior MD & Analyst

So is there any way for you to give us a sense of the product concentration within the Ply Gem business? And whether there's anything that is in the portfolio that's similar to what NCS has in insulated metal panels that's growing — outsized the overall market that would enhance the overall growth of the business and allow it to outperform the industry?

Gary E. Robinette Ply Gem Prime Holdings, Inc. - Former President, CEO and Director

Yes, this is Gary. So — well first of all, just on the windows side, we're the #1 vinyl window manufacturer in North America, and we — our current both R&R and new construction is outpacing the current market going forward. And a lot of that is customer concentration and consolidation as well as new product categories. And on the cladding side, and I think this is important. We are the — we have about 40% share of the vinyl siding market. But our goal is to be the leader or if not, one of the top leaders in overall cladding. So not only we — are we growing the vinyl siding, but other new materials that — and including manufactured stone, which is the fastest-growing cladding, we have new products coming — composites that are coming out. So we feel good that in both of those categories, we're going outperform the cycle on new construction and R&R.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

And Lee, I think, I was going to add to what Gary said, that I thought part of your question was, there are complementary products between Ply Gem and NCI that we expect to be able to leverage and take to our customer base — combined customer base as we go forward. So I think, there are — while we haven't assumed any sales synergies in our numbers, there are certainly cross-selling and sales opportunities that exist in the business today.

Lee M. Jagoda CJS Securities, Inc. - Senior MD & Analyst

Got in. And on the balance sheet side, can you give us some more color on the current interest rates on the various pieces of debt? And if you have an expectation for the rates on the additional term loans and things like that, it'd be very helpful?

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes. The term loan, which is the largest piece and doesn't mature until 2025 is L plus 350 and the notes, which is a smaller component, the senior unsecured notes, $645 million at 8.5%. And we would expect the new term loan to are they — it's really going to be an add-on to our existing term loan, Lee.

Lee M. Jagoda CJS Securities, Inc. - Senior MD & Analyst

Okay, great. And last one for me, just in terms of the cash costs to achieve the $150 million of synergies, do you have a — do you an estimate of that?

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Yes. We're still working through on the NCI/Ply Gem combination piece. On the 2x20 and the Atrium side of the Ply Gem, that was roughly a $30 million cash cost over the '18 and '19 period, which feels pretty wholesome to me, but we've not historically spent that Lee, but that's what we've modeled in. Does that help?

Lee M. Jagoda CJS Securities, Inc. - Senior MD & Analyst

It does.

Operator

Our next question comes from the line of Scott Schrier with Citi.

Scott Evan Schrier Citigroup Inc, Research Division - Senior Associate

Don, I wanted to ask you a little bit about the timing of the deal and understanding the diversification and a lot of the merits that you folks discussed, but I'm curious as to why you decided this is the right time to do such a deal given that you've had a lot of momentum, you've delevered, you're buying back stock, you have this IMP growth opportunity. And it seems like a healthy multiple. You paid up a little bit for it, you're taking on a lot of leverage. Arguably, it's a little later in the resi cycle. Yes, there is — you have a lot of free cash flow, but you have to wait a little bit for some of these synergies to come through before you can really start to deleveraging. So if you could talk a little bit about why now that this was the right move for NCS?

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11

JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

Donald R. Riley NCI Building Systems, Inc. - President, CEO & Director

Yes, I think there's a lot of unpack in that question. So I'll start at with the simplest part of it as to why now. As you know and you've heard on our calls, we've talked extensively about our strategy. So our strategy was to leverage our advantage platform to drive higher than market growth rates through providing total envelope solutions to our customers and doing that by having adjacent products that we can drive through our buildings and our single skin business. And we essentially had consistently said that we felt that we were uniquely positioned and had a core competency in driving those envelope solutions to those customers. But we also talked about the fact that we felt we needed to add to that portfolio and that we had a great short and midterm strategy, but as Jim noted, we had a lot of conversations with the board on how do we continue to drive shareholder value faster and how do we move from being viewed as more and given the multiple of an upstream steel company to being more of a building products company. And it so happened that we built out a set of ideas and options and alternatives and discussed them with the board. And Ply Gem opportunity became available and presented itself, and it fit well into our strategy. And we felt that we had strong momentum as a company. We felt that Ply Gem had strong momentum as a company. The Atrium addition to that business was very positive. The synergies between the companies were extremely positive. And we think that this has incredible upside for the overall picture for our ability to, one, become a leading building products envelope solution, which we think is important in the construction industry, simplify the world for our customers. We think it's going to generate great cash flow, as Jim talked about, because there's a lot of opportunity in an industry that's pretty fragmented to do further rollout and consolidation and create more opportunities for us from more cross-selling and adding more positive solutions for our customer base. And we think that it's going to give us also the diversity in our raw materials, our products and the cycles. So — and one of the things we haven't mentioned is we think that even if we at some juncture enter into some downward cycle, we think this combination is much stronger to go through that and be more aggressive in that segment than other periods. So when you take that all, I think, that kind of unpacks the questions you have, it makes sense for NCS and going forward and for the long-term, especially within this segment.

Scott Evan Schrier Citigroup Inc, Research Division - Senior Associate

Great. I appreciate all the color on that answer. My follow-up would be for Shawn, Gary. On the Ply Gem side, I'm curious, is this a deal that you shopped around? And as you were looking at your strategy, how long and how important was it to you to add a large commercial component?

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

Gary E. Robinette Ply Gem Prime Holdings, Inc. - Former President, CEO and Director

Well, yes, first of all, we were not shopping. As you know, we just did a transaction, I think, the ink is about dry on it. But I will say that as it was presented to us, part of our strategy for a long time was for us to have a 25% to 30% of our sales to be commercial, and we predominantly looked into the commercial window side of that business and some other businesses, but that was our goal, and we never — you had to — you could build on it organically. So you had to buy somebody big, and as always, somebody in our core market would come up. But it fits right into the strategy that we had in place, long-term strategy going forward.

Operator

Our next question comes from the line of Matt McCall with Seaport Global Securities.

Matthew Schon McCall Seaport Global Securities LLC, Research Division - MD and Furnishings & Senior Analyst

Maybe start with how you plan to discuss the segments, I think, 2 at Ply Gem and 4 at NCS. How do you plan to communicate your results? And then, I guess, the second part of that is both companies have given some pretty decent insight into incremental margin expectations. And Shawn, you just talked about the improved profitability of the combined businesses. But how should we think about incremental profitability across the segments you're going to discuss?

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Well, let me just touch on the NCI segments. As you know or may or may not know, we just created this segment through our IMP business, that's been a growth business for NCI, and we thought it was very important to do that because that — as Don was just saying, that really was the building products growth segment of NCI. A lot of times, investors want to talk about steel, steel tariffs and the upstream, and we thought it was very important to break out IMP. So on the NCI side, you have the IMP business, you have the coating business, you have the components business, and of course, the buildings business of the 4 segments. So those are the segments that's — on the NCI that you'll continue to see, and I'll turn it over to Shawn to talk about Ply Gem.

Shawn K. Poe Ply Gem Holdings, Inc - Executive VP, CFO & Secretary

Well, I've got to smile, Matt, because my accounting and finance folks that was one of their first questions, "What segments are we going to have?" And what I would say is and really it kind of mirrors what Jim just took you through on the NCI side. We're going to continue to give you the color and the breakdown that gives you really transparency into how the business is performing by — really by major segments, which is what we've — each of the respective companies have done thus far, and we will — I would expect to continue to do, Matt. So you'll be able to continue to see how we're performing along the path. And I'm sure, as I know you guys will, you'll continue to want to understand how the synergies are rolling in into the respective segments, into the respective businesses, as I think, we've done a good job of communicating in the past, but yes, we'll continue to give you the clarity that I think you're looking for.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

One of the many advantages of this merger, the segments that we're talking about, the customer-facing segments really, it's business as usual. It's very complimentary. As Gary and Don and we've all talked about, with Ply Gem being primarily residential and NCI being primarily commercial, we want to keep that focus going forward and really deliver the results. We talked a lot about the synergy results but it's delivering the operating plans of both companies. And as we said, both companies have a tremendous amount of momentum. But what's great, it is a very complimentary merger on manufacturing, there're common themes on automation. We're diversifying our end markets. The raw materials we've talked about and this will also be less disruptive when you do something like this. We don't have to merge sales organizations or things of that nature. So a lot of the cost synergies that we've been talking about are kind of behind the scenes. And we want to make sure that our customers — we're taking care of our customers like we normally do. And we think as we said earlier, the cross-selling opportunity will provide our customers with new products in their portfolio to make them more valuable.

Matthew Schon McCall Seaport Global Securities LLC, Research Division - MD and Furnishings & Senior Analyst

Okay. Yes, that's very helpful. And maybe switching back to the leverage, I think, on Slide 17, you talked about that target of 2 to 3x on a net basis. What's the expected timing to get there? How many years? What's — I know you discussed, I think — I think it was you Shawn that talked about some — maybe some incremental M&A between now and then. But how long does it take us to kind of move to that targeted range?

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Well, Matt, I think the nice thing is with the cash flow that this combined business generates, we have the opportunity to delever pretty quickly. I think it really would come down to what opportunities presented themselves. But that 2 to 3x is really a through-the-cycle leverage, and I think that's a fair expectation for us and for the market to have. And I think it's very important that we're covenant-lite. We're really focused on, as Shawn said, on the cycle, but we're very comfortable with where it is at this point. We're looking at — obviously, we talked about a rich pipeline. We want to make sure it creates value and it fits into our strategy. But with the covenants, the high — the cash flow that we have, we always have to keep an eye on the cycle. So we aren't minimizing that, but it's — we feel that we're in a great position to grow both organically and inorganically that provides — this combination really provides a platform to do that and that's really, really, really something that is key. We have momentum in the individual businesses. We've talked about the cost synergies, but we feel that the scale provides both organic and inorganic growth for us and then, we have that flexible capital structure that kind of is the foundation for kind of our strategy.

Operator

(Operator Instructions) Our next question comes from the line Brent Thielman with D.A. Davidson.

Brent Edward Thielman D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Just one for me. Just because these seem like pretty distinct markets and customers, the cross-selling potential you mentioned, could you talk about the opportunities that might arise there?

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

Sure. And again, when you look at the overall economics of this, the cross-selling is down the list. We aren't leading with that, but we think there are some great opportunities, particularly on the Ply Gem side, you have large dealers that are aggressively getting into the commercial business. And as Gary said, part of Ply Gem's strategy was to attempt to do it organically. So for example, metal roofs — metal steel roofing going through Ply Gem distributors, providing different products that the Ply Gem distributors can offer to their commercial customers. So it's going to provide opportunities for the Ply Gem customers to get deeper into the commercial market. Conversely, if you look at some of the products that NCI purchases, doors, windows, products that Ply Gem makes, there's opportunities — stone in front of storefronts. There is an opportunity that coming our way to provide products that we have been buying from the outside as NCI to provide to our builders as part of the portfolio that we can sell either in IMP or Buildings Group. So we feel that we aren't coming out of the gate, that's a huge opportunity. But we think that our customers are going to see the product portfolios we have and say, we've been buying those from the other folks. And I like to say, it's one-stop shopping. If there is an issue, there's 1 person to call, 1 place to place the order and there're some opportunities there that really provide some growth for us. Also, we're looking at adjacencies. There are products that either company don't have and that's where it comes back into some of these adjacencies on an M&A standpoint that we can tuck-in that either sales force or both sales forces can provide to their customers.

Brent Edward Thielman D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Okay. And I did think of one more on the back of that. I guess as I look at the mix of raw materials dependence between the 2 companies, they seem pretty unique. Is there something I'm missing there? Is there more purchasing power than — that maybe meets the eye as a combined company?

James Shane Metcalf NCI Building Systems, Inc. - Chairman of the Board

One, in particular, would be paint. I mean, both companies purchase quite a bit of paint. There are opportunities to combine purchasing power there. If you look at coatings, different type of products there. And you just have increased scale. So I think the increased scale really helps us on the procurement standpoint, but also the increased scale, you are not so tied to the commodity cost swings as standalones.

Operator

Thank you. Thank you, ladies and gentlemen. At this time, we have concluded our question-and-answer session. I'll now turn the floor back to Ms. Matthews for any final remarks.

K. Darcey Matthews NCI Building Systems, Inc. - VP of IR

Thank you, Melissa. On behalf of Jim, Gary, Don, Shawn and myself, we very much appreciate your time today and your interest in the Ply Gem and NCI transaction, and we look forward to discussing it with you over the next quarter. Please let us know if you have any questions. Thank you very much.

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, the Company will file a proxy statement of the Company with respect to the obtaining of the stockholder approval for the transaction. The Company also plans to file other documents with the SEC regarding the proposed merger. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PLY GEM AND THE PROPOSED MERGER. A definitive proxy statement will be sent to the Company’s stockholders. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company and Ply Gem, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at www.ncibuildingsystems.com under the tab “Investors” and then under the tab “SEC Filings” or by contacting the Company’s Investor Relations department at (281) 897-7785.

PARTICIPANTS IN THE SOLICITATION

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the persons who may be deemed to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, including a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other filings with the SEC when they are filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the common stock is set forth in the definitive proxy statement for the Company’s 2018 annual meeting of stockholders, as previously filed with the SEC on January 26, 2018. Free copies of these documents can be obtained as described in the preceding paragraph.

NON-SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain statements and information in this filing may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this filing.

Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure stockholder and regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of NCI and Ply Gem to integrate the acquired operations, the ability to implement the anticipated business plans of the combined company following closing and achieve anticipated benefits and savings, risks related to disruption of management’s attention from ongoing business operations due to the pending merger, the effect of the announcement of the proposed merger on either party’s relationships with its respective customers, vendors, lenders, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger. Additionally, factors that could cause actual results of NCI to differ materially include general risks associated with NCI’s business, including, without limitation, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including our secured term loan facility, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; costs relative to maintenance or replacement of our enterprise resource planning technologies; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; our ability to carry out our restructuring plans and to fully realize the expected cost savings; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of NCI’s stock price; potential future sales of NCI’s common stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd–Frank Act; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; timing and amount of any future stock repurchases. In addition to these factors, we encourage you to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2017, and the other risks and uncertainties described in documents we file from time to time with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this filing. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

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JULY 18, 2018 / 12:00PM GMT, NCI Building Systems, Inc. and Ply Gem Industries, Inc. Combining to Create the Leading North American Exterior Building Products Platform M&A Call

NON-GAAP FINANCIAL MEASURES

This document includes certain non-GAAP measures, including Adjusted EBITDA and free cash flow (collectively, the “Non-GAAP Measures”). These Non-GAAP Measures are performance measures that provide supplemental information that NCI and Ply Gem believe are useful to analysts and investors to evaluate ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. Such measures are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the ongoing operating performance of NCI, Ply Gem or the combined company, and thereby facilitate review of its operating performance on a period-to-period basis. Additional information regarding these Non-GAAP measures are available in previously disclosed SEC filings of NCI. The appearance of Non-GAAP Measures in this presentation should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

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